For period ended 10/31/2004
Registrant Name: AMR Investment Services Trust
File Number: 811-9098

EXHIBIT 99.77C

Matters Submitted to a Vote of Security Holders

     A special meeting of interestholders of the AMR Investment Services Trust (the "AMR Trust") was held on August 11, 2004. The meeting related to each portfolio of the AMR Trust (the "Portfolios"). The purpose of the meeting was to consider proposals regarding: (1) re-election of the five current Trustees and the election of three additional Trustees; (2) changes to certain fundamental investment policies of the Portfolios; and (3) the approval of a Conversion Agreement pursuant to which the AMR Trust would convert from a New York common trust to a Massachusetts business trust. The Portfolios operate under a "master-feeder" structure, pursuant to which feeder funds seek their respective investment objectives by investing all of their investable assets in a Portfolio that has an identical investment objective to the feeder fund. The feeder funds held separate meetings to elect Trustees and to vote on the proposals. Shareholders of each feeder fund were asked to provide voting instructions to the AMR Trust meeting. The feeder funds cast their votes on the AMR Trust proposals in the same proportion as the votes cast by their shareholders.

     Proposals 1 and 3 were AMR Trust-level matters and therefore required a majority of the interestholders of the AMR Trust to vote to achieve a quorum. Proposal 2 was a Portfolio-level matter and therefore required a majority of the interestholders of a Portfolio to vote to achieve a quorum for that Portfolio. A quorum of the AMR Trust was present for Proposals 1, and each Trustee was elected by interestholders. Except for the Money Market and Municipal Money Market Portfolios, a quorum of each Portfolio was present for Proposals 2, and each proposal was approved by interestholders. A quorum of the AMR Trust was present for Proposal 3, but there were not enough votes in favor of the proposal for interestholder approval.

     Proposal 2 for the Money Market and Municipal Money Market Portfolios and Proposal 3 for the AMR Trust were adjourned to a second special meeting of interestholders on August 24, 2004. A quorum was still not present for the Money Market and Municipal Money Market Portfolios with respect to Proposal 2 at the August 24th meeting, so those matters were adjourned to a third special meeting of interestholders on September 17, 2004. A quorum of the AMR Trust was present for Proposal 3, but the votes were not recorded and the AMR Trust adjourned these matters to the September 17th meeting to coincide with the other Portfolio-level matters.

     At the September 17th meeting, a quorum was present for the Money Market and Municipal Money Market Portfolios, and Proposal 2 was approved by interestholders. In addition, a quorum of the AMR Trust was present for Proposal 3, which was approved by interestholders.

     The final voting results for each Proposal are presented in the following tables. The vote tallies for Proposals 1 and 3 include votes cast by interestholders of Portfolios not contained in this annual report.

(1) Elected the following Trustees to the AMR Trust's Board of Trustees: W. Humphrey Bogart, Brenda A. Cline, Alan D. Feld, Richard A. Massman, Stephen D. O'Sullivan, William F. Quinn, R. Gerald Turner, and Kneeland Youngblood.

                                AMR Trust
                                ---------
                           FOR              WITHHELD
                    -----------------    --------------
BOGART              3,716,234,842.390    16,435,696.237
CLINE               3,716,156,549.470    16,513,989.157
FELD                3,716,161,859.000    16,508,679.627
MASSMAN             3,716,222,473.580    16,448,065.047
O'SULLIVAN          3,716,144,180.660    16,526,357.967
QUINN               3,717,161,859.000    16,508,679.627
TURNER              3,716,217,164.050    16,453,374.577
YOUNGBLOOD          3,716,234,842.390    16,435,696.237

(2)(a) Approved a change to the fundamental investment limitation on investments in commodities.

                       Int'l Equity
                      --------------
FOR                   70,606,841.799
AGAINST                  609,135.899
ABSTAIN                  726,794.539
BROKER NON-VOTES*     11,181,562.000

(2)(b) Approved a change to the fundamental investment limitation on lending securities.

                       Int'l Equity
                      --------------
FOR                   70,615,191.427
AGAINST                  562,881.271
ABSTAIN                  764,699.539
BROKER NON-VOTES*     11,181,562.000

(2)(c) Approved the deletion of the fundamental investment limitation on affiliated transactions.

                       Int'l Equity
                      --------------
FOR                   66,857,420.283
AGAINST                4,311,253.415
ABSTAIN                  774,098.539
BROKER NON-VOTES*     11,181,562.000

(2)(d) Approved a change to the fundamental investment limitation on the issuance of senior securities.

                       Int'l Equity
                      --------------
FOR                   70,154,060.799
AGAINST                1,007,609.899
ABSTAIN                  781,101.539
BROKER NON-VOTES*     11,181,562.000

(2)(e)  Approved a change to the fundamental investment limitation on borrowing.

                       Int'l Equity
                      --------------
FOR                   70,559,290.427
AGAINST                  637,228.271
ABSTAIN                  746,253.539
BROKER NON-VOTES*     11,181,562.000

(3) Approved a Conversion Agreement pursuant to which the AMR Trust will convert from a New York common trust to a Massachusetts business trust.

                        AMR Trust
                    -----------------
FOR                 2,458,553,702.787
AGAINST               194,516,481.779
ABSTAIN                36,287,628.121
BROKER NON-VOTES*     491,989,674.000

* Certain broker-dealers, third party administrators and other intermediaries who offer shares of the feeder funds to their clients vote on behalf of their clients in favor of routine proposals (e.g., Proposal 1), while entering a "non-vote" for all non-routine proposals. If the underlying clients do not themselves vote the non-routine proposals, the shares remain in the broker non-vote category and effectively count as "against" votes.